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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                               IROBOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    462726100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462726100                    13G                    Page 2 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ACER TECHNOLOGY VENTURES MANAGEMENT, LLC -- 77-0480919
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 3 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ID AMERICA 1, LLC -- 20-2116098
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 4 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ID6 FUND, L.P. -- 20-2157182
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 5 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     IP FUND ONE, L.P. -- 77-0557138
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 6 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ACER TECHNOLOGY VENTURES AMERICA, LLC -- 77-0543791
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 7 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ACER TECHNOLOGY VENTURES FUND, L.P. -- 98-0192779
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    --0--
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH         --0--
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,397,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 8 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RONALD CHWANG
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    8,000
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH         8,000
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,405,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                    Page 9 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TEH-TSUNG LAI
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    2,000
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
PERSON WITH         2,000
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,399,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                   Page 10 of 19 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES C. LU
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------

               5.   SOLE VOTING POWER

                    4,000
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,397,636
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        4,000
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,397,636
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,401,636
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                    13G                   Page 11 of 19 Pages


ITEM 1(A). NAME OF ISSUER:

           iRobot Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           63 South Avenue, Burlington, Massachusetts 01803

ITEM 2(A). NAME OF PERSON FILING:

           This statement is being filed by Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu.

           Acer Technology Ventures Management, LLC is the general partner of Acer Technology Ventures Fund, L.P. James C. Lu is a principal of Acer Technology Ventures Management, LLC.

           Acer Technology Ventures America, LLC is the general partner of IP Fund One, L.P. Ronald Chwang is the principal of Acer Technology Ventures America, LLC.

           iD America 1, LLC is the general partner of iD6 Fund, L.P. Teh-Tsung Lai is a principal of iDAmerica 1, LLC.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of each of Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu:
           c/o Acer Technology Ventures
           5201 Great America Parkway, Suite 270
           Santa Clara, California 95054

ITEM 2(C). CITIZENSHIP:

           Acer Technology Ventures Management, LLC - California iD America 1, LLC -- Delaware iD6 Fund, L.P. - Cayman Islands
           IP Fund One, L.P. - Cayman Islands
           Acer Technology Ventures America, LLC -- Delaware
           Acer Technology Ventures Fund, L.P. - Cayman Islands
           Ronald Chwang -- Canada
           Teh-Tsung Lai - United States
           James C. Lu. - United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.01 per share (the "Common Stock")

CUSIP No. 462726100                    13G                   Page 12 of 19 Pages


ITEM 2(E). CUSIP NUMBER:

           462726100

ITEM 3.    Not Applicable.

ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           (a) Amount beneficially owned:

           As of December 31, 2005, Acer Technology Ventures Fund, L.P. was the record holder of 1,658,136 shares of Common Stock (the "ATVF Shares"); IP Fund One, L.P. was the record holder of 691,500 shares of Common Stock (the "IP Fund Shares"); iD6 Fund, L.P. was the record holder of 48,000 shares of Common Stock (the "iD6 Fund Shares"); Ronald Chwang was the record holder of 8,000 shares of Common Stock (the "Chwang Shares"); Teh-Tsung Lai was the record holder of 2,000 shares of Common Stock (the "Lai Shares") and James C. Lu was the record holder of 4,000 shares of Common Stock (the "Lu Shares").

           By virtue of their relationship as affiliated entities, whose general partners have overlapping individual principals, as the case may be, each of Acer Technology Ventures Fund, L.P., IP Fund One, L.P. and iD6 Fund, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the ATVF Shares, the IP Fund Shares and the iD6 Fund Shares for an aggregate of 2,397,636 shares (the "Record Shares").

           Each of Acer Technology Ventures Management, LLC (as general partner of Acer Technology Ventures Fund, L.P.), Acer Technology Ventures America, LLC (as general partner of IP Fund One, L.P.) and iD America 1, LLC (as general partner of iD6 Fund, L.P.) may also be deemed to beneficially own the Record Shares.

           As a principal of Acer Technology Ventures Management, LLC, Acer Technology Ventures America, LLC and iD America 1, LLC, Ronald Chwang may be deemed to beneficially own the Record Shares and the Chwang shares for an aggregate of 2,405,636 shares.

           As a principal of iD America 1, LLC, Teh-Tsung Lai may be deemed to beneficially own the Record Shares and the Lai shares for an aggregate of 2,399,636 shares.

           As a principal of Acer Technology Ventures Management, LLC, James C. Lu may be deemed to beneficially own the Record Shares and the Lu shares for an aggregate of 2,401,636 shares.

           Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that the reporting persons are the beneficial owner of all of the reported shares.

           (b) Percent of class:

CUSIP No. 462726100                    13G                   Page 13 of 19 Pages


Acer Technology Ventures Management, LLC   10.3%
iD America 1, LLC                          10.3%
Acer Technology Ventures Fund, L.P.        10.3%
IP Fund One, L.P.                          10.3%
iD6 Fund, L.P.                             10.3%
Ronald Chwang                              10.3%
Teh-Tsung Lai                              10.3%
James C. Lu                                10.3%

           The foregoing percentages are calculated based on the 23,286,889 shares of Common Stock of iRobot Corporation outstanding as of November 9, 2005 as reported in the issuer's 424(b)(4) Prospectus filed with the SEC on November 9, 2005.

           (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote:

                     Ronald Chwang   8,000
                     Teh-Tsung Lai   2,000
                     James C. Lu     4,000
                     0 shares for each other reporting person

                (ii) Shared power to vote or to direct the vote:

                     2,397,636 shares for each reporting person

                (iii) Sole power to dispose or to direct the disposition of:

                      Ronald Chwang   8,000
                      Teh-Tsung Lai   2,000
                      James C. Lu     4,000
                      0 shares for each other reporting person

                (iv) Shared power to dispose or to direct the disposition of:

                     2,397,636 shares for each reporting person

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

CUSIP No. 462726100                    13G                   Page 14 of 19 Pages


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.

CUSIP No. 462726100                    13G                   Page 15 of 19 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

                                        ACER TECHNOLOGY VENTURES MANAGEMENT, LLC


                                        By: /s/ James C. Lu
                                            ------------------------------------
                                        Name: James C. Lu
                                        Title: Managing Director


                                        ACER TECHNOLOGY VENTURES AMERICA, LLC


                                        By: /s/ Ronald Chwang
                                            ------------------------------------
                                        Name: Ronald Chwang
                                        Title: CEO


                                        ID AMERICA 1, LLC


                                        By: /s/ Teh-Tsung Lai
                                            ------------------------------------
                                        Name: Teh-Tsung Lai
                                        Title: Partner and CFO


                                        ACER TECHNOLOGY VENTURES FUND, L.P.

                                        By: Acer Technology Ventures Management,
                                            LLC,
                                            its General Partner


                                        By: /s/ Ronald Chwang
                                            ------------------------------------
                                        Name: Ronald Chwang
                                        Title: CEO

CUSIP No. 462726100                    13G                   Page 16 of 19 Pages


                                        IP FUND ONE, L.P.

                                        By: Acer Technology Ventures Management,
                                            LLC,
                                            its General Partner


                                        By: /s/ Ronald Chwang
                                            ------------------------------------
                                        Name: Ronald Chwang
                                        Title: CEO


                                        ID6 FUND, L.P.


                                        By: iD America 1, LLC,
                                            its General Partner


                                        By: /s/ Ronald Chwang
                                            ------------------------------------
                                        Name: Ronald Chwang
                                        Title: CEO


                                        /s/ Ronald Chwang
                                        ----------------------------------------
                                        Ronald Chwang


                                        /s/ Teh-Tsung Lai
                                        ----------------------------------------
                                        Teh-Tsung Lai


                                        /s/ James C. Lu
                                        ----------------------------------------
                                        James C. Lu

CUSIP No. 462726100                    13G                   Page 17 of 19 Pages


                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the
           Securities Exchange Act of 1934, as amended.